UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 24, 2013

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Election of New Director
On January 24, 2013, the Board of Directors (the “Board”) of Ashford Hospitality Trust, Inc. (the “Company”) appointed Alan L. Tallis to fill the vacancy on the Board created when the Board size was increased to nine members, effective January 19, 2013.
From March 2008 through February 2011, Mr. Tallis served as Executive Vice President, Asset Management for the Company. From February 2011 through January 2012, Mr. Tallis continued to serve as a consultant to the Company. Prior to joining the Company in March 2008, Mr. Tallis served as a senior advisor to Blackstone Real Estate Advisors following their acquisition of La Quinta Corporation from June 2006 to May 2007. From July 2000 until May 2006, Mr. Tallis served in various positions with La Quinta Corporation, most recently serving as President and Chief Development Officer of LQ Management LLC and President of La Quinta Franchising LLC.
As part of his compensation in connection with his prior service to the Company, Mr. Tallis received restricted stock grants. When Mr. Tallis retired, his unvested stock grants continued to be subject to vesting under the original time-based vesting schedule. As a result, Mr. Tallis received $917,688 from the Company in 2012, related to the vesting of his prior stock awards and dividends paid on unvested shares. In addition, he received $68,331 in consulting fees and severance payments during 2012. Mr. Tallis is not expected to serve on any of the committees of the Board at this time.
In exchange for his services as a director, Mr. Tallis will receive the following compensation: (i) the pro-rated portion of the $55,000 annual cash retainer paid to each non-employee director and (ii) a grant of 1,835 immediately vested shares of our common stock. Mr. Tallis is also eligible to receive meeting fees of $2,000 for each board meeting that he attends in-person and meeting fees of $500 for each board meeting that he attends via teleconference. Mr. Tallis will also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board.
With the appointment of Mr. Tallis, the Board of Directors will consist of nine members, six of whom will be independent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2013

ASHFORD HOSPITALITY TRUST, INC.

By:    /s/ David A. Brooks
David A. Brooks
Chief Operating Officer and General Counsel